Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY REPORTS IMPROVED SECOND QUARTER RESULTS

Company updates 2010 outlook

TAMPA, August 5, 2010 — TECO Energy, Inc. (NYSE:TE) today reported second quarter net income of $75.5 million or $0.35 per share, compared to $60.9 million or $0.29 per share in the second quarter of 2009. Results in the second quarter of 2010 were reduced by a $4.1 million charge related to early debt retirement completed in April.

Year-to-date net income and earnings per share were $131.3 million or $0.61 per share in 2010, compared to $95.6 million or $0.45 per share in the same period in 2009. Year-to-date results in 2010 were reduced by charges of $20.3 million for early debt retirement and $0.9 million for restructuring; results in the 2009 year-to-date period benefited from $5.1 million of net charges and gains, primarily the gain on the sale of the Guatemalan telecommunications provider, Navega. These are discussed in the non-GAAP results section below and the Results Reconciliation table later in this release.

TECO Energy Executive Chairman Sherrill Hudson said, “Yesterday our Board named John Ramil as President and Chief Executive Officer of TECO Energy. John has been a leader at TECO Energy for many years in a variety of important roles. I am confident that his extensive experience and his leadership on policy level and industry issues position him well to successfully lead TECO Energy into the future.”

TECO Energy President and Chief Executive Officer John Ramil said, “Our significantly better results this quarter reflect customer growth for the Florida utilities, the benefits of unusually warm spring weather, and the benefits from our current prices. We are also experiencing better prices and demand for our products at TECO Coal, especially for metallurgical coal, and our coal-fired generating plant in Guatemala operated normally this quarter. We’ve seen some improvements in the state and local economies in the first half of the year, and we’re hopeful that these trends continue in the second half of the year.”

Non-GAAP Results

The table below compares the TECO Energy GAAP net income to the non-GAAP results used in this release. Non-GAAP results exclude the charges and gains described following the table. See the Non-GAAP Presentation section and Results Reconciliation table later in this release for a reconciliation to GAAP results and a discussion regarding this presentation of non-GAAP results and management’s use of this information.

All amounts included in the non-GAAP discussion below are after tax, unless otherwise noted.

Results Comparisons

	3 months ended Jun. 30		6 months ended Jun. 30		12 months ended Jun. 30
(millions)	2010	2009	2010	2009	2010	2009
Net income attributable to TECO Energy	$75.5	$60.9	$131.3	$95.6	$249.7	$175.7
Non-GAAP Results	$79.6	$60.9	$152.5	$90.5	$292.1	$190.9

Second quarter 2010 non-GAAP results excluded $4.1 million of early debt retirement charges representing premiums and costs associated with the early retirement of $100 million of TECO Energy notes due in 2011. There were no non-GAAP adjustments in the second quarter of 2009. In addition to the second quarter charge, year-to-date 2010 non-GAAP results also excluded $16.2 million of early debt retirement charges and the final $0.9 million of restructuring charges recorded in the first quarter of 2010. The $16.2 million charge represents premiums and costs associated with the early retirement of $300 million of TECO Energy and TECO Finance notes having original maturities in 2011 and 2012. Results in the 2009 year-to-date period excluded a $3.6 million loss on auction-rate securities held at TECO Energy, and an $8.7 million net gain on the sale of TECO Guatemala’s 16.5% interest in the Central American fiber optic telecommunications provider Navega. (See the Results Reconciliation table.)

Segment Reporting

The table below includes TECO Energy segment information on a GAAP basis, which includes all charges and gains for the periods shown.

Segment Information	3 months ended Jun. 30		6 months ended Jun. 30		12 months ended Jun. 30
(millions)	2010	2009	2010	2009	2010	2009
Net Income (loss)
Tampa Electric	$56.8	$48.5	$104.9	$66.8	$198.4	$146.3
Peoples Gas System	5.1	4.6	23.0	15.8	39.0	27.6
TECO Coal	20.7	10.1	37.5	18.1	56.7	24.4
TECO Guatemala	10.6	7.9	21.0	21.1	38.4	32.6
Parent & other	(17.7)	(10.2)	(55.1)	(26.2)	(82.8)	(55.2)
Net income attributable to TECO Energy	$75.5	$60.9	$131.3	$95.6	$249.7	$175.7

Operating Company Results:

All amounts included in the operating company and Parent & other results discussions below are after tax, unless otherwise noted.

Due to an accounting rule change related to variable interest entities (VIEs), effective Jan. 1, 2010 the San José and Alborada power stations at TECO Guatemala were consolidated in the financial statements of TECO Energy. Prior periods have not been restated to reflect this change, which did not affect net income.

Tampa Electric

Tampa Electric reported net income for the second quarter of $56.8 million, compared with $48.5 million for the same period in 2009. Results for the quarter reflected higher base rates effective in May 2009 and the 2010 portion of rates approved by the Florida Public Service Commission (FPSC) in December 2009. Results also reflected a 0.7% higher average number of customers, higher earnings on nitrogen oxide (NOx) control projects, and higher operations and maintenance expenses. Net income included $0.3 million of Allowance for Funds Used During Construction (AFUDC) - equity, which represents allowed equity cost capitalized to construction costs, related to the installation of the final NOx control project at the Big Bend Station, compared with $2.5 million in the 2009 period.

Total retail energy sales increased 2.0% in the second quarter of 2010, compared to the same period in 2009. Total degree days in Tampa Electric’s service area were 12% above normal and 6% higher than in the second quarter of 2009. Pretax base revenue increased between $3 and $5 million from warmer spring weather in the second quarter of 2010, compared to the same period last year. Pretax base revenues increased between $13 and $17 million in the second quarter of 2010, due to the new base rates approved by the FPSC for Tampa Electric effective in May 2009 and January 2010.

Sales to the weather-sensitive residential customer segment increased 3.7% due to the warmer-than-normal spring weather. Sales to the commercial and industrial-other customer segments decreased 0.9% and 4.0% respectively, in the second quarter, primarily due to the economic conditions in the Tampa area. Sales to industrial-phosphate customers increased 23% in the second quarter of 2010, driven by higher demand for fertilizer products and lower self-generation at their facilities.

Operations and maintenance expense, excluding all FPSC-approved cost recovery clauses, increased $2.4 million, driven primarily by the accrual of performance-based incentive compensation for all employees based on year-to-date financial results.

Compared to the second quarter of 2009, depreciation and amortization expense increased $2.7 million, reflecting additions to facilities to serve customers including peaking combustion turbines, SCR projects and coal rail unloading facilities. Interest expense at Tampa Electric increased slightly due to higher long-term debt balances.

Year-to-date net income was $104.9 million, compared with $66.8 million in the 2009 period, driven primarily by higher base revenues from favorable weather, new base rates, 0.5% higher average number of customers, higher earnings on NOx control projects, and lower operations and maintenance expenses. Net income included $1.3 million of AFUDC - equity related to the installation of NOx control equipment, compared with $5.8 million in the 2009 period for NOx control projects and peaking combustion turbines. Sales to other utilities declined 15% from the 2009 period, reflecting lower natural gas prices.

Total degree days in Tampa Electric’s service area were 20% above normal and 15% above the prior year-to-date period. Pretax base revenue increased between $18 and $25 million from favorable weather in 2010 compared to the same period last year. Pretax base revenues increased between $40 and $50 million in the 2010 year-to-date period due to the new base rates approved by the FPSC for Tampa Electric effective in May 2009 and January 2010.

In the 2010 year-to-date period, total retail energy sales increased 4.6%, compared to the 2009 period, driven primarily by favorable weather and the 0.5% increase in the average number of customers. Favorable weather in the period contributed to a 10.6% increase in sales to the weather-sensitive residential customer class. Sales to commercial and industrial-other customers declined by 1.0% and 7.3% respectively, primarily due to economic conditions. Operations and maintenance expense, excluding all FPSC-approved cost recovery clauses, decreased $2.7 million. Lower spending on planned generating unit outages and lower costs to operate the distribution system were partially offset by the accrual of performance-based incentive compensation for all employees,.

Compared to the 2009 year-to-date period, depreciation and amortization expense increased $5.8 million, reflecting the additions to facilities to serve customers discussed above. Interest expense at Tampa Electric increased slightly due to higher long-term debt balances.

Peoples Gas

Peoples Gas reported net income of $5.1 million for the second quarter, compared to $4.6 million in the same period in 2009. Quarterly results reflect a 0.5% higher average number of customers, lower sales to residential customers due to milder late spring weather and increased sales to commercial and interruptible customers due to the return to service of several higher volume customers that were idle in the 2009 period. Pretax base revenues increased approximately $4 million due to the higher base rates which became effective in June 2009. Non-fuel operations and maintenance expense increased, due to the accrual of performance-based incentive compensation for all employees based on year-to-date financial results and a provision related to potential earnings above the top of the allowed return on equity (ROE) range, discussed below. Results also reflect increased depreciation expense due to routine plant additions.

In 2010, as a result of the unprecedented cold winter weather, Peoples Gas expects to earn above the top of its allowed ROE range of 9.75% to 11.75%. As a result, in the second quarter of 2010, Peoples Gas recorded a provision related to these potential earnings. The disposition of any earnings above the top of the allowed range would be determined by the FPSC.

Peoples Gas reported net income of $23.0 million for the year-to-date period, compared to $15.8 million in the same period in 2009. Results reflect a 0.4% higher average number of customers. Residential customer usage increased due to colder first quarter winter weather in 2010. Pretax base revenues increased approximately $10 million due to the unusually cold winter weather and approximately $5 million due to the higher base rates which became effective in June 2009. Increased sales to commercial and industrial customers reflect the colder-than-normal winter weather, the return to service of several higher volume customers that were idle in the 2009 period and generally higher usage by those customers. Gas transported for power generation customers increased over the 2009 year-to-date period due to higher power demand in the first quarter. Non-fuel operations and maintenance expense increased, due to the same factors as in the second quarter.

TECO Coal

TECO Coal achieved second quarter net income of $20.7 million on sales of 2.4 million tons, compared to $10.1 million on sales of 2.2 million tons in the same period in 2009. Results in 2010 included a $2.0 million benefit from the settlement of state income tax issues recorded in prior years. In 2009, net income for the quarter included $2.0 million related to a payment for a contract renegotiation with a steam coal customer, which resulted in higher selling prices in 2009 in exchange for deferred deliveries of contracted tons into 2010 and 2011.

In 2010, results reflect an average net per-ton selling price, excluding transportation allowances, of almost $77 per ton, approximately 9% higher than in 2009, and above prior guidance due to a sales mix that was more heavily weighted to metallurgical and PCI coal. Second quarter 2010 metallurgical and PCI coal sales were above prior projections due to recovery in the steel industry and the shift of previously deferred steam coal tons to the PCI market. In the second quarter of 2010, the all-in total per-ton cost of production increased to almost $67 per ton, which is within the cost guidance range previously provided. TECO Coal’s effective income tax rate in the second quarter of 2010 was a more normal 24%, excluding the effect of the $2 million state income tax settlement discussed above, compared to 14% in the 2009 period.

TECO Coal recorded year-to-date net income of $37.5 million on sales of 4.6 million tons in 2010, compared to $18.1 million on sales of 4.5 million tons in the 2009 period. Year-to-date net income includes a $5.3 million benefit from the settlement of state income tax issues recorded in prior years. The year-to-date sales mix was driven by the same factors as in the second quarter. The 2010 year-to-date average net per-ton selling price and the all-in total per-ton cost of production were similar to those reported for the second quarter. TECO Coal’s effective income tax rate was a more normal 23%, excluding the effect of the state income tax settlements discussed above, compared to 14% in the 2009 year-to-date period.

TECO Guatemala

TECO Guatemala reported second quarter net income of $10.6 million in 2010, compared to $7.9 million in the 2009 period. Year-to-date 2010 net income was $21.0 million, compared to $21.1 million in the 2009 period. Year-to-date 2009 non-GAAP results were $12.4 million, which excluded an $8.7 million gain on the sale of the telecommunication company, Navega. There were no non-GAAP adjustments to 2010 results in either period. Results in the 2010 quarter for the distribution utility (EEGSA) and affiliated companies included an $0.8 million benefit related to an adjustment to previously estimated year-end equity balances, compared to a similar $2.5 million benefit in 2009.

Higher contract and spot energy sales at the San José Power Station increased net income $4.7 million in the second quarter of 2010 from normal operations of the plant. Because the capacity payment for the San José Power Station is calculated on a rolling 12-month average, it was reduced by similar amounts in both the 2010 and 2009 quarters due to unplanned outages in 2009. The San José Power Station did not operate in the second quarter of 2009 due to the extended unplanned outage as a result of a generator rotor failure. The repairs were completed and the unit returned to service July 2, 2009.

Parent & Other

The cost for Parent & other in the second quarter of 2010 was $17.7 million, compared to a cost of $10.2 million in the same period in 2009. In 2010, the non-GAAP cost for Parent& other was $13.6 million, excluding the $4.1 million charge for parent debt retirement. Results in 2010 included a $0.7 million negative valuation adjustment to foreign tax credits based on estimated foreign source income and projected timing of the utilization of the net operating loss (NOL) carry forwards. Results in 2009 included a $2.6 million benefit from a sale of property by TECO Properties. The year-to-date Parent & other cost was $55.1 million in 2010, compared to $26.2 million in the 2009 period. The 2010 year-to-date non-GAAP cost was $33.9 million, which excluded $20.3 million of debt retirement charges and $0.9 million of final restructuring charges. The 2009 year-to-date Parent &other non-GAAP cost was $22.6 million, excluding the $3.6 million valuation adjustment recorded in the first quarter on auction-rate securities held at TECO Energy. In 2010, the year-to-date cost for Parent/other also included negative valuation adjustments to foreign tax credits totaling $5.9 million, and a $1.1 million charge to adjust deferred tax balances related to the Medicare Part D subsidies as a result of the Patient Protection and Affordable Care Act enacted in the first quarter. (See the Results Reconciliation table.)

Cash and Liquidity

The table below sets forth the Jun. 30, 2010 consolidated liquidity and cash balances, the cash balances at the operating companies and TECO Energy parent, and amounts available under the TECO Energy/Finance and Tampa Electric Company credit facilities.

	Balances as of Jun. 30, 2010
(millions)	Consolidated	Tampa Electric Company	Unregulated Companies	Parent
Credit facilities	$675.0	$475.0	$—	$200.0
Drawn amounts/LCs	84.6	77.9	—	6.7

Available credit facilities	590.4	397.1	—	193.3
Cash and short-term investments	97.8	7.4	45.9	44.5

Total liquidity	$688.2	$404.5	$45.9	$237.8

2010 Earnings Outlook

TECO Energy indicated in February its outlook for 2010 earnings to be within a range of $1.20 and $1.35 per share, excluding charges and gains. As announced on July 20, TECO Energy now expects earnings to be within a range of $1.25 and $1.35 per share including the effects of the regulatory stipulation announced that day and excluding charges and gains.

The guidance was provided in the form of a range to allow for varying outcomes with respect to important variables, such as the strength of the economic recovery in 2010, weather and customer usage at the Florida utilities, demand for production and the potential for deferral of contracted tons at TECO Coal. The February guidance range included TECO Coal’s sales forecast of between 8.3 and 8.7 million tons, at an average selling price of $75 per ton and an average all-in, total cost of production in a range between $65 and $69 per ton. At the same time, Tampa Electric and Peoples Gas forecasted no customer growth and that energy sales would be below 2009 levels, primarily due to lower sales to commercial and industrial customers.

Tampa Electric has entered into a stipulation with the intervenors (the Office of Public Counsel, the State of Florida Office of the Attorney General, the Florida Industrial Powers User Group and the Florida Retail Federation) in FPSC Docket No. 090368-EI, "Review of the continuing need and cost associated with Tampa Electric Company’s 5 Combustion Turbines and Big Bend Rail Facility," and Tampa Electric’s 2008 base rate proceeding. This stipulation resolves all issues in the above docket and all issues in the intervenors appeal of the FPSC’s 2009 decision in Tampa Electric’s base rate proceeding pending before the Florida Supreme Court, thereby enabling the docket related to the base rate proceeding to be closed.

Under the terms of the stipulation, the $25.7 million step increase remains in effect for

2010, and Tampa Electric will make a one-time reduction of $24 million to customer’s bills in 2010. Effective Jan. 1, 2011, and for subsequent years, rates of $24.42 million (a $1.28 million reduction from the $25.7 million in effect for 2010) related to the step increase will be in effect.

With the effects of the regulatory stipulation included, which is subject to FPSC approval, Tampa Electric expects to earn near the midpoint of its allowed ROE range of 10.25% to 12.25%. Taking into account the disposition of earnings above the top of its allowed ROE range, Peoples Gas expects to earn at the top of its allowed ROE range of 9.75% to 11.75% for the year, primarily as a result of the abnormally cold winter weather. In the first half of 2010, Tampa Electric and Peoples Gas have recorded actual customer growth of 0.5% and 0.4%, respectively, and 4.6% higher retail electric sales and 14.9% higher therm sales, respectively, due to favorable weather and customer growth. The utilities expect to benefit from the year-to-date actual customer growth for the remainder of the year. Future customer growth is uncertain as the year-to-date growth appears to have been heavily influenced by the home-buyer tax credit program. This guidance assumes normal weather for the remainder of the year.

TECO Coal now expects to sell 9 million tons at an average price of almost $77 per ton. The all-in total cost of production is expected to be within the previously provided range but towards the high end, reflecting higher contract miner costs and the negative impact on productivity of increased safety inspections. The higher sales are driven by the improved domestic and world-wide demand for metallurgical coal. The utility steam coal market remains weak for new contract activity, but customers are taking delivery of existing contract amounts in 2010. TECO Coal’s effective income tax rate is expected to be the normal 25% for 2010.

TECO Guatemala expects 2010 earnings to be above 2009’s level. The San José Power Station is operating normally and the capacity payments are back to normal pre-outage levels. Due to the resumption of normal rainfall, the ability to make spot energy sales at good margins, which favorably impacted year-to-date results, is expected to be limited in the second half of the year. EEGSA continues to experience customer and energy sales growth and has partially mitigated the negative impacts of the lower Value Added Distribution (VAD). This issue remains unresolved and no resolution is expected in 2010. As previously reported, TECO Guatemala was in discussions with the Guatemalan regulatory authorities regarding the five-year extension of the power sales contract for the Alborada Power Station. Effective Sept. 14, the contract will be extended for five years at rates approximately 55%, or $7.0 million after tax on an annual basis, below the current contract level. The 2010 impact of the lower capacity payments is included in the earnings outlook.

Parent & other expects to benefit from lower interest rates in the second half of 2010 as a result of the debt refinancing completed in April.

Non-GAAP Presentation

Management believes it is helpful to present a non-GAAP measure of performance that reflects the ongoing operations of TECO Energy’s businesses and which allows investors to better understand and evaluate the business as it is expected to operate in future periods.

Management and the Board of Directors use non-GAAP results as a benchmark for measuring the company’s performance, for making decisions that are dependent upon the profitability of the company’s various operating units, and for determining levels of incentive compensation.

The non-GAAP results reported by the company is not a measure of performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income or other GAAP figures as an indicator of the company’s financial performance or liquidity. TECO Energy’s non-GAAP presentation of net income may not be comparable to similarly titled measures used by other companies.

The Results Reconciliation table below presents non-GAAP financial results after elimination of the effects of certain identified charges and gains. This provides investors additional information to assess the company’s results and future earnings potential.

Results Reconciliation

	3 months ended Jun. 30		6 months ended Jun. 30		12 months ended Jun. 30
(millions)	2010	2009	2010	2009	2010	2009
GAAP net income	$75.5	$60.9	$131.3	$95.6	$249.7	$175.7

Add parent debt extinguishment	4.1	—	20.3	—	20.3	—
Add restructuring charges	—	—	0.9	—	16.7	—
Exclude gain on sale of Navega	—	—	—	(8.7)	—	(8.7)
Exclude TECO Transport transaction costs and final adjustment recorded at parent	—	—	—	—	—	(3.2)
Add Tampa Electric waterborne transportation audit adjustment	—	—	—	—	—	1.9
Add valuation adjustment on auction rate securities	—	—	—	3.6	0.2	3.6
Add Tampa Electric project development costs	—	—	—	—	5.2	—
Add taxes on repatriated cash and investments	—	—	—	—	—	21.6

Total charges and gains	4.1	—	21.2	(5.1)	42.4	15.2

Non-GAAP results	$79.6	$60.9	$152.5	$90.5	$292.1	$190.9

(1)	A non-GAAP financial measure is a numerical measure that includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable GAAP measure.

Webcast

As previously announced, TECO Energy will host a Webcast with the investment community to discuss its second quarter results and outlook for the remainder of 2010 at 9:00 AM Eastern time, Thursday, August 5, 2010. The Webcast will be accessible through the link on TECO Energy’s Website: www.tecoenergy.com. The Webcast and accompanying slides will be available for replay for 30 days through the Web site, beginning approximately two hours after the conclusion of the live event.

TECO Energy, Inc. (NYSE: TE) is an energy-related holding company. Its principal subsidiary, Tampa Electric Company, is a regulated utility in Florida with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries include TECO Coal, which owns and operates coal production facilities in Kentucky and Virginia, and TECO Guatemala, which is engaged in electric power generation and distribution and energy-related businesses in Guatemala.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this press release, except as may be required by law. Factors that could impact actual results include: regulatory actions by federal, state or local authorities; the approval of Tampa Electric’s regulatory stipulation before the FPSC, or if the stipulation is not approved the hearing before the FPSC on Tampa Electric’s 2010 portion of rates approved in 2009, and the intervenor’s appeal of that rate change to the Florida Supreme Court; unexpected capital needs or unanticipated reductions in cash flow that affect liquidity; the ability to access the capital and credit markets when required; the availability of adequate rail transportation capacity for the shipment of TECO Coal’s production; general economic conditions affecting energy sales at the utility companies; economic conditions, both national and international, affecting the Florida economy and demand for TECO Coal ’s production; weather variations and changes in customer energy usage patterns affecting sales and operating costs at Tampa Electric and Peoples Gas and the effect of extreme weather conditions or hurricanes; operating conditions, commodity prices; operating cost and environmental or safety rule changes affecting the production levels and margins at TECO Coal; fuel cost recoveries and related cash at Tampa Electric and natural gas demand at Peoples Gas; the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures; changes in the U.S. federal tax code on earnings from foreign investments that could reduce earnings; and the ultimate outcome of efforts to revise the significantly lower EEGSA VAD tariff rates implemented by regulatory authorities in Guatemala effective Aug. 1, 2008 affecting TECO Guatemala’s results. Additional information is contained under "Risk Factors" in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2009, and as updated in subsequent SEC filings.

Summary Information as of Jun. 30, 2010

	3 months ended		6 months ended		12 months ended
(millions except per share amounts)	2010	2009	2010	2009	2010	2009
Revenues	$898.8	$825.2	$1,811.1	$1,649.2	$3,472.5	$3,345.5

Net income attributable to TECO Energy	$75.5	$60.9	$131.3	$95.6	$249.7	$175.7

Earnings per share attributable to TECO Energy – basic	$0.35	$0.29	$0.61	$0.45	$1.17	$0.82

Earnings per share attributable to TECO Energy – diluted	$0.35	$0.29	$0.61	$0.45	$1.16	$0.82
Average common shares outstanding – basic	212.5	211.7	212.4	211.6	212.2	211.4
Average common shares outstanding – diluted	214.7	212.5	214.5	212.3	214.2	212.1

Contact:        News Media: Rick Morera - (813) 228-4945

      Investor Relations: Mark Kane – (813) 228-1772

      Internet: http://www.tecoenergy.com

JUNE 2010

Figures appearing in these statements are presented as general information and not in connection with any sale or offer to sell or solicitation of an offer to buy any securities, nor are they intended as a representation by the company of the value of its securities. All figures reported are subject to adjustments as the annual audit by independent accountants may determine to be necessary and to the explanatory notes affecting income and balance sheet accounts contained in the company’s Annual Report on Form 10-K. Reference should also be made to information contained in that and other reports filed by TECO Energy, Inc. and Tampa Electric Company with the Securities and Exchange Commission. The financial statements for the periods ended June 30, 2010 include the results of operations, financial position and cash flows for two power generation projects in Guatemala, previously reflected as unconsolidated affiliates, that were reconsolidated effective January 1, 2010 in accordance with new accounting guidance.

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
(millions except share data)	2010	2009	2010	2009	2010	2009

Revenues
Regulated electric and gas	$665.2	$662.9	$1,371.7	$1,316.7	$2,704.1	$2,724.7
Unregulated	233.6	162.3	439.4	332.5	768.4	620.8

Total revenues	898.8	825.2	1,811.1	1,649.2	3,472.5	3,345.5

Expenses
Regulated operations
Fuel	185.4	225.5	349.4	454.2	805.1	933.8
Purchased power	49.1	56.1	106.3	98.3	185.7	205.9
Cost of natural gas sold	59.4	50.9	175.4	139.2	278.9	363.0
Other	96.5	81.0	184.4	158.0	345.1	292.4
Operation other expense
Mining related costs	137.6	110.9	255.2	229.4	484.4	446.0
Guatemalan Power Generation	17.7	3.2	32.9	6.3	39.0	13.3
Other	1.5	1.1	3.1	2.1	5.8	3.5
Maintenance	47.8	46.2	92.5	98.6	181.5	180.8
Depreciation and amortization	77.9	71.3	154.9	141.0	301.8	277.2
Restructuring charges	0.0	0.0	1.5	0.0	27.1	0.0
Taxes, other than income	56.0	55.9	116.7	116.3	224.9	218.8

Total expenses	728.9	702.1	1,472.3	1,443.4	2,879.3	2,934.7

Income from operations	169.9	123.1	338.8	205.8	593.2	410.8

Other income (expense)
Allowance for other funds used during construction	0.3	2.5	1.3	5.8	4.7	9.1
Other income	2.2	6.1	5.6	20.1	8.9	32.2
Loss on debt extinguishment	(6.6)	0.0	(33.0)	0.0	(33.0)	0.0
Income from equity investments	4.2	12.9	6.9	21.7	32.0	55.6

Total other income	0.1	21.5	(19.2)	47.6	12.6	96.9

Interest charges
Interest expense	58.4	57.4	118.3	115.0	234.8	231.5
Allowance for borrowed funds used during construction	(0.2)	(1.0)	(0.8)	(2.3)	(3.0)	(3.5)

Total interest charges	58.2	56.4	117.5	112.7	231.8	228.0

Income before provision for income taxes	111.8	88.2	202.1	140.7	374.0	279.7
Provision for income taxes	36.1	27.3	70.4	45.1	123.9	104.0

Net income	75.7	60.9	131.7	95.6	250.1	175.7
Less: Net income attributable to noncontrolling interest	(0.2)	0.0	(0.4)	0.0	(0.4)	0.0

Net income attributable to TECO Energy	$75.5	$60.9	$131.3	$95.6	$249.7	$175.7

Average common shares outstanding - basic (millions)	212.5	211.7	212.4	211.6	212.2	211.4
Average common shares outstanding - diluted (millions)	214.7	212.5	214.5	212.3	214.2	212.1

Earnings per average common share outstanding:
Earnings per share attributable to TECO Energy — basic	0.35	0.29	0.61	0.45	1.17	0.82
Earnings per share attributable to TECO Energy — diluted	0.35	0.29	0.61	0.45	1.16	0.82

TECO ENERGY, Inc.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

(millions)	June 30, 2010	December 31, 2009

Assets
Current assets
Cash and cash equivalents	$97.8	$46.0
Short-term investments	0.0	0.8
Receivables	359.5	277.4
Inventories at average cost
Fuel	166.2	124.3
Materials and supplies	76.9	65.7
Current derivative assets	0.5	0.8
Income tax receivables	2.1	1.7
Prepayments and other current assets	30.0	25.7
Current regulatory assets	84.0	109.2

Total current assets	817.0	651.6

Property, plant and equipment
Utility plant in service
Electric	6,490.3	6,079.5
Gas	1,030.5	1,017.2
Construction work in progress	239.0	304.5
Other property	388.9	377.2

Property plant and equipment at original cost	8,148.7	7,778.4
Accumulated depreciation	(2,366.0)	(2,234.3)

Total property, plant and equipment, net	5,782.7	5,544.1

Other assets
Deferred income taxes	150.7	222.7
Long-term regulatory assets	330.6	335.6
Investment in unconsolidated affiliates	145.3	279.3
Goodwill	59.4	59.4
Long-term derivative assets	0.0	0.2
Deferred charges and other assets	141.8	126.6

Total other assets	827.8	1,023.8

Total assets	$7,427.5	$7,219.5

Liabilities and capital
Current liabilities
Long-term debt due within one year
Recourse	$67.4	$106.5
Non-recourse	10.0	1.4
Notes payable	77.0	55.0
Accounts payable	266.7	251.4
Other current liabilities	17.4	20.6
Customer deposits	154.1	151.2
Current derivative liabilities	38.0	34.0
Interest accrued	52.3	45.3
Taxes accrued	50.2	20.5
Current regulatory liabilities	71.1	85.4

Total current liabilities	804.2	771.3

Other liabilities
Investment tax credits	10.6	10.8
Long-term regulatory liabilities	612.1	602.6
Long-term derivative liabilities	4.9	3.6
Deferred credits and other liabilities	539.6	544.2
Long-term debt, less amount due within one year
Recourse	3,279.0	3,195.4
Non-recourse	39.6	6.2

Total other liabilities	4,485.8	4,362.8

Total Liabilities	5,290.0	5,134.1
Capital
Common equity	214.6	213.9
Additional paid in capital	1,533.4	1,530.8
Retained earnings	410.3	365.7
Accumulated other comprehensive loss	(21.4)	(25.0)

TECO Energy stockholders’ equity	2,136.9	2,085.4
Noncontrolling interest	0.6	0.0

Total capital	2,137.5	2,085.4

Total liabilities and capital	$7,427.5	$7,219.5

Book Value Per Share	$9.96	$9.75

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
(millions)	2010	2009	2010	2009	2010	2009

Cash flows from operating activities
Net income	$75.7	$60.9	$131.7	$95.6	$250.1	$175.7

Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	77.9	71.3	154.9	141.0	301.8	277.2
Deferred income taxes	36.3	27.4	72.6	45.5	125.6	101.2
Investment tax credits, net	(0.1)	(0.1)	(0.2)	(0.2)	(0.4)	(0.2)
Allowance for other funds used during construction	(0.3)	(2.5)	(1.3)	(5.8)	(4.7)	(9.1)
Non-cash stock compensation	1.7	2.9	3.4	4.7	9.0	8.4
Gain on sales of business / assets, pretax	(0.2)	0.1	(0.6)	(18.6)	1.9	(19.1)
Noncash debt extinguishment, pretax	0.0	0.0	0.9	0.0	0.9	0.0
Equity in earnings of unconsolidated affiliates, net of cash distributions on earnings	1.5	7.4	(1.2)	0.3	(5.8)	(15.7)
Deferred recovery clause	5.0	16.4	12.9	83.3	66.2	59.9
Receivables, less allowance for uncollectibles	(11.6)	(14.7)	(70.0)	(23.8)	(37.7)	20.1
Inventories	(14.5)	(19.7)	(36.9)	(47.4)	(16.5)	(48.5)
Prepayments and other current assets	(5.4)	(4.5)	(2.8)	0.7	(3.4)	0.0
Taxes accrued	7.5	14.1	27.2	27.2	0.2	(3.3)
Interest accrued	(22.6)	(30.6)	3.9	3.0	1.0	0.4
Accounts payable	32.7	13.8	39.4	(9.6)	10.3	(94.8)
Other	2.6	7.1	(6.3)	32.1	25.7	25.1

	186.2	149.3	327.6	328.0	724.2	477.3

Cash flows from investing activities
Capital expenditures	(132.2)	(176.8)	(275.1)	(367.8)	(547.1)	(691.5)
Allowance for other funds used during construction	0.3	2.5	1.3	5.8	4.7	9.1
Net proceeds from sale of business / assets	0.5	0.1	0.9	29.2	3.4	37.0
Net cash increase from consolidation	0.0	0.0	24.1	0.0	24.1	0.0
Restricted cash	0.0	0.0	0.0	0.2	0.4	0.1
Contributions to unconsolidated affiliates	(0.7)	0.0	(1.3)	0.0	(1.4)	0.0
Other investments	0.0	7.3	0.8	9.7	7.3	9.6

	(132.1)	(166.9)	(249.3)	(322.9)	(508.6)	(635.7)

Cash flows from financing activities
Dividends	(44.0)	(42.7)	(86.7)	(85.3)	(172.3)	(170.4)
Proceeds from sale of common stock	1.9	1.4	3.0	2.4	5.7	4.2
Proceeds from long-term debt	0.0	0.0	543.5	0.0	645.6	0.0
Repayment of long-term debt / Purchase in lieu of redemption	(205.2)	0.0	(507.6)	(1.4)	(513.1)	(7.2)
Dividend to noncontrolling interest	0.0	0.0	(0.7)	0.0	(0.7)	0.0
Net increase (decrease) in short-term debt	59.0	52.0	22.0	95.0	(111.0)	188.0

	(188.3)	10.7	(26.5)	10.7	(145.8)	14.6

Net increase (decrease) in cash and cash equivalents	(134.2)	(6.9)	51.8	15.8	69.8	(143.8)
Cash and cash equivalents at beginning of period	232.0	34.9	46.0	12.2	28.0	171.8

Cash and cash equivalents at end of period	$97.8	$28.0	$97.8	$28.0	$97.8	$28.0

TECO ENERGY, Inc.

SEGMENT INFORMATION (Unaudited)

(millions)		Tampa Electric		Peoples Gas		TECO Coal	TECO Guatemala		Other & Eliminations		TECO Energy
Three months ended June 30,
2010	Revenues - outsiders	$552.8		$112.4		$200.6	$32.9		$0.1		$898.8
	Sales to affiliates	0.4		3.7		—	—		(4.1)		—

	Total revenues	553.2		116.1		200.6	32.9		(4.0)		898.8
	Equity Earnings in Unconsolidated Affiliates	—		—		—	4.8		(0.6)		4.2
	Depreciation	53.6		11.4		11.0	1.8		0.1		77.9
	Restructuring charges	—		—		—	—		—		—
	Total interest charges (1)	30.8		4.6		1.8	4.4		16.6		58.2
	Allocated interest expense (1)	—		—		1.7	3.2		(4.9)		—
	Provision (Benefit) for income taxes	33.8		3.3		4.5	2.8		(8.3)		36.1
	Net income (loss) attributable to TECO Energy	$56.8		$5.1		$20.7	$10.6		$(17.7	) (2)	$75.5

2009	Revenues - outsiders	$563.2		$99.7		$160.2	$2.0		$0.1		$825.2
	Sales to affiliates	0.4		3.4		—	—		(3.8)		—

	Total revenues	563.6		103.1		160.2	2.0		(3.7)		825.2
	Equity Earnings in Unconsolidated Affiliates	—		—		—	12.9		—		12.9
	Depreciation	49.3		11.0		10.8	0.2		—		71.3
	Restructuring charges	—		—		—	—		—		—
	Total interest charges (1)	28.7		4.8		1.9	3.1		17.9		56.4
	Allocated interest expense (1)	—		—		1.7	3.1		(4.8)		—
	Provision (Benefit) for income taxes	27.8		2.9		1.7	—		(5.1)		27.3
	Net income (loss) attributable to TECO Energy	$48.5		$4.6		$10.1	$7.9		$(10.2)		$60.9

Six months ended June 30,
2010	Revenues - outsiders	$1,077.6		$294.1		$372.6	$66.7		$0.1		$1,811.1
	Sales to affiliates	0.7		14.9		—	—		(15.6)		—

	Total revenues	1,078.3		309.0		372.6	66.7		(15.5)		1,811.1
	Equity Earnings in Unconsolidated Affiliates	—		—		—	8.0		(1.1)		6.9
	Depreciation	106.6		22.8		21.8	3.6		0.1		154.9
	Restructuring charges	—		—		—	—		1.5	(4)	1.5
	Total interest charges (1)	61.1		9.2		3.6	9.0		34.6		117.5
	Allocated interest expense (1)	—		—		3.5	6.5		(10.0)		—
	Provision (Benefit) for income taxes	61.6		14.5		6.9	6.8		(19.4)		70.4
	Net income (loss) attributable to TECO Energy	$104.9		$23.0		$37.5	$21.0		$(55.1	) (3)	$131.3

2009	Revenues - outsiders	$1,070.5		$246.2		$328.3	$4.1		$0.1		$1,649.2
	Sales to affiliates	0.7		9.9		—	—		(10.6)		—

	Total revenues	1,071.2		256.1		328.3	4.1		(10.5)		1,649.2
	Equity Earnings in Unconsolidated Affiliates	—		—		—	21.7		—		21.7
	Depreciation	97.3		21.8		21.4	0.4		0.1		141.0
	Restructuring charges	—		—		—	—		—		—
	Total interest charges (1)	56.9		9.5		3.7	6.3		36.3		112.7
	Allocated interest expense (1)	—		—		3.2	6.2		(9.4)		—
	Provision (Benefit) for income taxes	37.2		10.1		3.0	9.6		(14.8	) (9)	45.1
	Net income (loss) attributable to TECO Energy	$66.8		$15.8		$18.1	$21.1	(8)	$(26.2	) (9)	$95.6

Twelve months ended June 30,
2010	Revenues - outsiders	$2,200.5		$503.6		$697.3	$70.9		$0.2		$3,472.5
	Sales to affiliates	1.3		20.1		—	—		(21.4)		—

	Total revenues	2,201.8		523.7		697.3	70.9		(21.2)		3,472.5
	Equity Earnings in Unconsolidated Affiliates	—		—		—	33.7		(1.7)		32.0
	Depreciation	209.7		45.2		42.7	4.0		0.2		301.8
	Restructuring charges	18.4		4.7		—	—		4.0		27.1
	Total interest charges (1)	120.4		18.4		7.3	15.5		70.2		231.8
	Allocated interest expense (1)	—		—		6.8	13.0		(19.8)		—
	Provision (Benefit) for income taxes	122.8		17.7		11.7	8.0		(36.3)		123.9
	Net income (loss) attributable to TECO Energy	$198.4	(6)	$39.0	(7)	$56.7	$38.4		$(82.8	) (3)(5)	$249.7

2009	Revenues - outsiders	$2,153.5		$571.2		$612.4	$8.2		$0.2		$3,345.5
	Sales to affiliates	1.4		9.9		—	—		(11.3)		—

	Total revenues	2,154.9		581.1		612.4	8.2		(11.1)		3,345.5
	Equity Earnings in Unconsolidated Affiliates	—		—		—	55.2		0.4		55.6
	Depreciation	192.8		43.0		40.4	0.8		0.2		277.2
	Restructuring charges	—		—		—	—		—		—
	Total interest charges (1)	114.2		19.0		7.3	14.1		73.4		228.0
	Allocated interest expense (1)	—		—		6.0	13.9		(19.9)		—
	Provision (Benefit) for income taxes	87.0		17.6		3.1	20.4		(24.1	) (9)	104.0
	Net income (loss) attributable to TECO Energy	$146.3	(10)	$27.6		$24.4	$32.6	(8)	$(55.2	) (9)(11)	$175.7

(1)	Segment net income is reported on a basis that includes internally allocated financing costs. Allocated interest is included in “Total interest charges”.
(2)	Results for the 3 months ended June 30, 2010 include a $4.1 million after tax charge related to the debt extinguishment activities at TECO Energy and TECO Finance.
(3)	Results for the 6 and 12 months ended June 30, 2010 include a $20.3 million after tax charge related to the debt extinguishment activities at TECO Energy and TECO Finance.
(4)	Results for the 6 months ended June 30, 2010 include a $1.5 million ($0.9 million after tax) charge related to the SERP pay-out that occurred as a result of the restructuring in 2009.
(5)	Results for the 12 months ended June 30, 2010 include a $0.2 million loss related to the auction rate security valuation allowance and $2.5 million after-tax restructuring costs.
(6)	Results for the 12 months ended June 30, 2010 include $11.3 million after-tax restructuring costs and a $5.2 million write-off related to project development costs.
(7)	Results for the 12 months ended June 30, 2010 include $2.9 million after-tax restructuring costs.
(8)	Results for the 6 and 12 months ended June 30, 2009 include a $8.7 million gain related to the sale of Navega in the first quarter of 2009. Additionally, the 12 months ended June 30, 2009 results include $9.6 million in taxes related to the repatriated cash and investments from Guatemala in the fourth quarter of 2008.
(9)	Results for the 6 and 12 months ended June 30, 2009 include a $3.6 million loss related to the auction rate security valuation allowance in the first quarter of 2009. Additionally, the 12 months ended June 30, 2009 includes a $12.0 million valuation allowance in consolidated income taxes related to the cash and investments repatriated from Guatemala in the fourth quarter of 2008.
(10)	Results for the 12 months ended June 30, 2009 include a $1.9 million after-tax charge related to a settlement in the fourth quarter of 2008 with the Florida Public Service Commission Staff of issues involving waterborne coal transportation services provided by a former affiliate company (TECO Transport).
(11)	Results for the 12 months ended June 30, 2009 include a $3.2 million tax benefit booked in the fourth quarter of 2008 related to the sale of TECO Transport.

TAMPA ELECTRIC COMPANY

ELECTRIC OPERATING STATISTICS (Unaudited)

	Operating Revenues*		Percent Change	Sales — Kilowatt-hours*		Percent Change
Three Months Ended June 30,	2010	2009		2010	2009

Residential	$255,735	$257,656	(0.7)	2,133,814	2,057,076	3.7
Commercial	161,270	173,257	(6.9)	1,549,307	1,563,588	(0.9)
Industrial — Phosphate	23,510	19,867	18.3	271,202	220,302	23.1
Industrial — Other	26,836	29,344	(8.5)	275,445	287,059	(4.0)
Other sales of electricity	46,912	50,469	(7.0)	438,657	450,328	(2.6)

	514,263	530,593	(3.1)	4,668,425	4,578,353	2.0

Deferred and other revenues	16,397	7,366	122.6	—	—	—
Sales for resale	10,254	13,065	(21.5)	132,943	121,116	9.8
Other operating revenue	12,193	12,416	(1.8)	—	—	—
SO2 Allowance Sales	48	92	(47.8)	—	—	—
NOx Allowance Sales	—	—	—	—	—	—

	$553,155	$563,532	(1.8)	4,801,368	4,699,469	2.2

Average customers	670,974	666,376	0.7	—	—	—

Retail Net Energy For Load				5,331,334	5,100,730	4.5

Total Degree Days				1,327	1,254	5.8

	Operating Revenues*		Percent Change	Sales — Kilowatt-hours*		Percent Change
Six Months Ended June 30,	2010	2009		2010	2009

Residential	$522,876	$508,664	2.8	4,363,764	3,944,774	10.6
Commercial	308,367	339,539	(9.2)	2,934,467	2,963,450	(1.0)
Industrial — Phosphate	45,031	40,825	10.3	514,910	467,147	10.2
Industrial — Other	50,818	58,623	(13.3)	518,169	559,220	(7.3)
Other sales of electricity	93,196	100,464	(7.2)	869,522	864,840	0.5

	1,020,288	1,048,115	(2.7)	9,200,832	8,799,431	4.6

Deferred and other revenues	13,019	(25,122)	(151.8)	—	—	—
Sales for resale	20,143	25,200	(20.1)	227,072	266,653	(14.8)
Other operating revenue	24,589	22,903	7.4	—	—	—
SO2 Allowance Sales	48	93	(48.4)	—	—	—
NOx Allowance Sales	206	—	—	—	—	—

	$1,078,293	$1,071,189	0.7	9,427,904	9,066,084	4.0

Average customers	670,452	666,844	0.5	—	—	—

Retail Net Energy For Load				9,967,478	9,463,371	5.3

Total Degree Days				2,118	1,845	14.8

	Operating Revenues*		Percent Change	Sales — Kilowatt-hours*		Percent Change
Twelve Months Ended June 30,	2010	2009		2010	2009

Residential	$1,096,671	$1,036,127	5.8	9,085,461	8,559,710	6.1
Commercial	657,912	669,165	(1.7)	6,245,320	6,272,633	(0.4)
Industrial — Phosphate	85,384	73,800	15.7	954,042	951,481	0.3
Industrial — Other	103,174	112,193	(8.0)	1,047,422	1,164,882	(10.1)
Other sales of electricity	196,997	196,765	0.1	1,843,944	1,821,805	1.2

	2,140,138	2,088,050	2.5	19,176,189	18,770,511	2.2
Deferred and other revenues	(25,746)	(49,186)	(47.7)	—	—	—
Sales for resale	37,380	59,704	(37.4)	400,756	730,824	(45.2)
Other operating revenue	49,839	46,358	7.5	—	—	—
SO2 Allowance Sales	48	9,925	(99.5)	—	—	—
NOx Allowance Sales	206	—	—	—	—	—

	$2,201,865	$2,154,851	2.2	19,576,945	19,501,335	0.4

Average customers	668,554	666,548	0.3	—	—	—

Retail Net Energy For Load				20,256,463	19,728,560	2.7

Total Degree Days				4,597	4,032	14.0

*	in thousands

PEOPLES GAS SYSTEM

GAS OPERATING STATISTICS (Unaudited)

	Operating Revenues*		Percent Change	Therms*		Percent Change
Three Months Ended June 30,	2010	2009		2010	2009

By Customer Segment:
Residential	$29,219	$27,065	8.0	13,469	13,724	(1.9)
Commercial	34,569	33,256	3.9	96,212	91,566	5.1
Industrial	2,148	1,806	18.9	48,518	45,391	6.9
Off System Sales	36,021	26,295	37.0	72,672	62,172	16.9
Power generation	2,228	2,601	(14.3)	143,881	144,936	(0.7)
Other revenues	9,714	9,998	(2.8)	—	—	—

	$113,899	$101,021	12.7	374,752	357,789	4.7

By Sales Type:
System supply	$81,044	$69,500	16.6	98,075	88,951	10.3
Transportation	23,141	21,523	7.5	276,677	268,838	2.9
Other revenues	9,714	9,998	(2.8)	—	—	—

	$113,899	$101,021	12.7	374,752	357,789	4.7

Average customers	337,199	335,524	0.5	—	—	—

	Operating Revenues*		Percent Change	Therms*		Percent Change
Six Months Ended June 30,	2010	2009		2010	2009

By Customer Segment:
Residential	$100,656	$86,466	16.4	59,751	46,792	27.7
Commercial	84,631	80,489	5.1	221,498	201,663	9.8
Industrial	4,810	3,984	20.7	103,158	92,289	11.8
Off System Sales	87,343	52,710	65.7	155,149	113,185	37.1
Power generation	4,530	5,355	(15.4)	272,775	253,032	7.8
Other revenues	22,429	22,962	(2.3)	—	—	—

	$304,399	$251,966	20.8	812,331	706,961	14.9

By Sales Type:
System supply	$229,974	$183,243	25.5	244,199	191,183	27.7
Transportation	51,996	45,761	13.6	568,132	515,778	10.2
Other revenues	22,429	22,962	(2.3)	—	—	—

	$304,399	$251,966	20.8	812,331	706,961	14.9

Average customers	336,779	335,565	0.4	—	—	—

	Operating Revenues*		Percent Change	Therms*		Percent Change
Twelve Months Ended June 30,	2010	2009		2010	2009

By Customer Segment:
Residential	$157,556	$155,971	1.0	86,439	78,565	10.0
Commercial	146,338	153,613	(4.7)	401,497	379,764	5.7
Industrial	8,515	7,736	10.1	190,679	181,891	4.8
Off System Sales	152,707	203,831	(25.1)	310,903	276,317	12.5
Power generation	9,222	10,863	(15.1)	558,096	468,758	19.1
Other revenues	40,080	41,030	(2.3)	—	—	—

	$514,418	$573,044	(10.2)	1,547,614	1,385,295	11.7

By Sales Type:
System supply	$379,114	$444,861	(14.8)	451,008	414,026	8.9
Transportation	95,224	87,153	9.3	1,096,606	971,269	12.9
Other revenues	40,080	41,030	(2.3)	—	—	—

	$514,418	$573,044	(10.2)	1,547,614	1,385,295	11.7

Average customers	335,055	334,817	0.1	—	—	—

*	in thousands